Filed Pursuant to Rule 433
Registration Statement No. 333-282565

MARKET-LINKED ONE LOOK NOTES WITH ENHANCED BUFFER

Market-Linked One Look Notes With Enhanced Buffer Linked to the Common Stock of Palantir Technologies Inc.

50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
Nores Return at Maturity
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
Market Measure Movement

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)). The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$1.00

-90.00%

-75.00%

$3.50

-65.00%

-50.00%

$6.00

-40.00%

-40.00%

$7.00

-30.00%

-30.00%

$8.00

-20.00%

-20.00%

$9.00

-10.00%

-10.00%

$13.25(2)

32.50%

-5.00%

$13.25

32.50%

0.00%(1)

$13.25

32.50%

5.00%

$13.25

32.50%

10.00%

$13.25

32.50%

20.00%

$13.25

32.50%

30.00%

$13.25

32.50%

32.50%

$13.25

32.50%

40.00%

$13.25

32.50%

50.00%

$13.25

32.50%

(1)This hypothetical percentage change corresponds to the Threshold Value.

(2)This amount represents the sum of the principal amount and the Step Up Payment of $3.25.

Issuer	The Bank of Nova Scotia (“BNS”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Underlying Stock	The common stock of Palantir Technologies Inc. (Bloomberg symbol: “PLTR”)
Payout Profile at Maturity

●If the Ending Value of the Underlying Stock is greater than or equal to the Threshold Value, a return equal to the Step Up Payment

●1-to-1 downside exposure to decreases in the Underlying Stock beyond a 10.00% decline, with up to 90% of your principal at risk

Step Up Payment	[$2.95 to $3.55] per unit, a [29.50% to 35.50%] return over the principal amount, to be determined on the pricing date
Threshold Value	90.00% of the Starting Value
Interest Payments	None
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/9631/000183988226011898/bns_424b2-06965.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

●Payments on the notes are subject to the credit risk of BNS, and actual or perceived changes in the creditworthiness of BNS are expected to affect the value of the notes. If BNS becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

●Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Underlying Stock.

●The initial estimated value of the notes on the pricing date will be less than their public offering price.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive any shares of the Underlying Stock or dividends or other distributions by the issuer of the Underlying Stock.

●The issuer, MLPF&S, BofAS and their respective affiliates do not control the Underlying Company and are not responsible for any disclosure made by the Underlying Company. The Underlying Company will have no obligations relating to the notes.

●Payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The Bank of Nova Scotia (“BNS”) has filed a registration statement (which includes a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BNS has filed with the SEC for more complete information about BNS and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. BNS’s Central Index Key, or CIK, on the SEC website is 9631. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BNS faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.